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                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]


                                                  September 19, 1996


Voxware, Inc.
305 College Road East
Princeton, New Jersey  08540

Dear Sirs:

     We have acted as counsel to Voxware, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (Registration No. 333-08393), as amended (as so amended, the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale by the Company, in a public offering, of 3,000,000 shares of the Company's Common Stock, par value $.001 per share ("Common Stock"). The Registration Statement also relates to the proposed sale by the Company of up to an additional 450,000 shares of Common Stock subject to an option (the "Over-Allotment Option") from the Company to the underwriters (the "Underwriters") for the offering, exercisable within thirty (30) days after the effective date of the Registration Statement, to cover over-allotments.

     In connection with this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company's Certificate of Incorporation, as amended, and By-Laws filed as Exhibits 3.1 and 3.2, respectively, to the Registration Statement, (ii) the form of Underwriting Agreement between the Company and the Underwriters filed as Exhibit 1 to the Registration Statement (the "Underwriting Agreement"), and (iii) such corporate records, documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to the various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company. We have further assumed that all documents examined by us in the form of drafts will, when executed by the requisite signatories thereto, conform in substance and form in all material respects to the drafts that we have examined.

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     We assume that appropriate action will be taken, prior to the offer and sale of the shares of Common Stock, to register and qualify such shares for sale under all applicable state securities or "blue sky" laws.

     Based upon the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that the Common Stock (including, without limitation, the Common Stock subject to the Over-Allotment Option) have been duly authorized and, when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

     The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

                                                  Very truly yours,


                                                  /s/  Fulbright & Jaworski LLP